UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2014

CADUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28674	13-3660391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, NY	10153
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code: (212) 702-4300

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2014, David Blitz resigned as acting President and Chief Executive Officer of Cadus Corporation (the "Company" or "Cadus"). Mr. Blitz will continue to serve as Treasurer and Secretary of the Company under a consulting arrangement at the rate of $25,000 per annum.

Effective March 5, 2014, the Board of Directors of Cadus appointed Hunter C. Gary, 39, a Director of the Company, as the Company's President and Chief Executive Officer and, in that connection, the Company entered into an employment agreement with Mr. Gary (the "Agreement"). Pursuant to the Agreement, Mr. Gary serves as President and Chief Executive Officer of Cadus and in similar executive capacities for its subsidiaries as well as on such subsidiaries’ respective boards of directors or similar governing bodies, and renders such other services as Cadus's Board of Directors may reasonably request from time to time. Under the Agreement, Mr. Gary devotes such time as may be required by the Board of Directors of Cadus to perform his duties and responsibilities in such capacities. His salary is $200,000 per year. Any bonus is as determined from time to time by Cadus’ Board of Directors in its sole discretion. The Agreement may be terminated by Cadus or Mr. Gary at any time on 30 days' prior written notice. Under the Agreement, Cadus acknowledges and agrees that Mr. Gary will continue to be employed by, and to provide services to, or at the request of, Icahn Enterprises L.P. and its affiliates, including, but not limited to, as an employee, officer, director, advisor, representative or in any other capacity. A copy of the Agreement is attached as Exhibit 10.1 and incorporated herein by reference.

Hunter C. Gary became a director of Cadus in February 2014 and was appointed President and Chief Executive Officer of the Company on March 5, 2014. He has served as Senior Vice President of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since November 2010. Prior to that time, Mr. Gary has been employed by Icahn Associates Corporation, an affiliate of Icahn Enterprises L.P., in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC. From 1997 to 2002, Mr. Gary worked at Kaufhof Warenhaus AG, a subsidiary of the Metro Group AG, most recently as a Managing Director. Mr. Gary has been a director of: Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, since October 2012; Viskase Companies Inc., a meat casing company, since August 2012; PSC Metals Inc., a metal recycling company, since May 2012; XO Holdings, a competitive provider of telecom services, since September 2011; Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; Tropicana Entertainment Cayman Holdings Co. Ltd. since January 2011; American Railcar Industries, Inc., a railcar manufacturing company, since January 2008; Voltari Corporation, a mobile data services provider, since October 2007; and WestPoint Home LLC, a home textiles manufacturer, since June 2007. Icahn Enterprises, Federal-Mogul, Viskase Companies, PSC Metals, XO Holdings, Tropicana Entertainment, American Railcar Industries and WestPoint Home each are indirectly controlled by Carl C. Icahn, who beneficially owns, as of January 31, 2014, approximately 40% of the outstanding shares of the Company's common stock. Mr. Icahn also has a non-controlling interest in Voltari through the ownership of securities. Mr. Gary is married to Carl Icahn's wife's daughter. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.

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As stated above, Hunter C. Gary is Senior Vice President of Icahn Enterprises L.P. ("Icahn Enterprises"). Icahn Enterprises is the indirect parent of Bayswater Brokerage Florida LLC (“Bayswater”), an entity that is providing brokerage services to Cadus and its subsidiaries on a non-exclusive basis. Carl C. Icahn, a major beneficial shareholder of Cadus, is also, through Icahn Enterprises, indirectly the principal shareholder of Bayswater; Jack Wasserman, a director of Cadus is a director of Icahn Enterprises; and Hunter C. Gary is both Senior Vice President of Icahn Enterprises and Vice President, Secretary and Treasurer of Bayswater. Pursuant to an agreement between Cadus and Barberry Corp., a significant shareholder of Cadus that is controlled by Carl C. Icahn, to the extent Bayswater receives any compensation for brokerage services provided to Cadus or its subsidiaries, Barberry Corp. will make capital contributions to Cadus for the full amount of any such compensation received by Bayswater. No stock of the Company or any other consideration will be issued in connection with any such capital contribution. In connection with two closings for the acquisition of residential properties on February 4, 2014, Bayswater received an aggregate of $135,876 in respect of brokerage services provided to Cadus, and capital contributions for this amount were made to Cadus by Barberry Corp.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 10, 2014	Cadus Corporation

	By:	/s/ Hunter C. Gary
		Name:	Hunter C. Gary, President andC hief Executive Officer